Exhibit 99.1

Newfield Announces Uinta Basin Crude Oil Supply Agreement
10-Year Deal Secures 20,000 BOPD of Supply Capacity

The Woodlands, Texas – January 4, 2012 – Newfield Exploration Company (NYSE: NFX) today announced the signing of a crude oil supply agreement with HollyFrontier Corporation to provide 20,000 barrels per day of supply capacity at HollyFrontier’s Woods Cross, Utah, refinery. The new agreement spans a 10-year period with commitments commencing in 2014. This is the second of two recent agreements by Newfield to secure approximately 40,000 BOPD of capacity for the Company’s planned oil growth in the Uinta Basin. The oil price differential associated with this agreement is not materially different than Newfield’s current supply contracts in the basin.

“We are planning to significantly increase our drilling activities in the Uinta Basin – both in our proven shallow oil developments and in new and deeper oil horizons,” said Lee K. Boothby, Newfield’s Chairman, President and CEO. “This new agreement with HollyFrontier helps ensure that our oil growth will be matched by capacity expansions in the Uinta Basin. We are growing an important source of domestic oil volumes and both Newfield and HollyFrontier will benefit throughout the next decade.”

In addition to the new arrangement with HollyFrontier, Newfield today extended an existing arrangement with Big West Oil to add up to 3,000 BOPD of oil sales through the first quarter of 2014.

Newfield has been active in the Uinta Basin since 2004. Multiple oil-productive geologic targets exist across the Company’s acreage and an active drilling campaign is underway to develop more than 6,000 potential locations. The Company expects to run at least eight rigs in the Uinta Basin in 2012, up from a historic five-rig program.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:                              Steve Campbell (281) 210-5200
Danny Aguirre (281) 210-5203
Media Relations:                                  Keith Schmidt (281) 210-5202

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